EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-43696, 333-51983, 333-121196, 333-157681, 333-157682, 333-174601, 333-199880 and 333-214397) of MSA Safety Incorporated of our report dated February 25, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the composition of reportable segments described in Note 7 to the consolidated financial statements and the summary of cumulative trauma product liability pending claims activity discussed in Note 19 to the consolidated financial statements, as to which the date is February 28, 2017 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
February 28, 2017